AMENDMENT TO STOCK EXCHANGE AGREEMENT
                   -------------------------------------

     This Amendment to Stock Exchange Agreement, dated August 25, 1997 is by and between Matrix Telecom, Inc. ("Matrix") and AvTel Communications, Inc. ("AvTel").

                            W I T N E S S E T H

         WHEREAS, Matrix and AvTel have entered into that certain Stock Exchange Agreement, dated April 29, 1997 (the "Stock Exchange Agreement") which provided for, among other things, the exchange by the stockholders of Matrix of all of the issued and outstanding capital stock and options of Matrix for capital stock and options of AvTel;

         WHEREAS, by letter agreement, dated July 28, 1997 (the "Letter Agreement") the date by which completion of the transactions by the Stock Exchange Agreement is required to be completed was extended through November 30, 1997; and

         WHEREAS, as contemplated by Paragraph 9(b) of the Stock Exchange Agreement, AvTel and Matrix have agreed to effect the Reverse Stock Split (as defined in the Stock Exchange Agreement) by the conversion of each share of AvTel common stock into the right to receive 1/4 of a share of common stock of Newco (thereby effecting a four to one reverse stock split) pursuant to the terms of the Merger (as defined in the Stock Exchange Agreement);

         WHEREAS, since the date of the Stock Exchange Agreement, Matrix has acquired all of the issued and outstanding capital stock of Best Connections, Inc. in exchange for 376,727 shares of Matrix common stock;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Defined Terms. Capitalized terms used herein, unless otherwise defined or the context requires otherwise, are used herein as defined in the Stock Exchange Agreement.

         2. Amendment to Paragraph 1. Paragraph 1 of the Stock Exchange Agreement is hereby amended to read in its entirety as follows:

                  "At Closing (as hereinafter defined), the stockholders of Matrix listed on Schedule I (the "Stockholders") will deliver to AvTel 3,860,987 properly endorsed, unencumbered shares of Matrix common stock, representing 100% of the outstanding Matrix common stock, in exchange for 9,582,514 shares of common stock of AvTel, after giving effect to the Merger and Reverse Stock Split (defined below), which will not be registered under the Securities Act of 1933, as amended."


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         3. Amendment to Paragraph 2. Paragraph 2 of the Stock Exchange
Agreement is hereby amended by adding the following sentence at the end of the paragraph:

                  "Prior to the Closing, Matrix shall deliver to AvTel a duly executed Exchange Statement from each holder of a non-qualified stock option of Matrix in the form attached as Exhibit B."

         4. Amendment to Paragraph 3. Paragraph 3 of the Stock Exchange Agreement is hereby amended to read in its entirety as follows:

                  "At Closing, Matrix will cancel all non-qualified stock options (covering 9,000 Matrix shares) that it has granted and that remain outstanding as of the date hereof, and AvTel will issue to the beneficiaries thereof, 22, 338 AvTel non-qualified stock options, after giving effect to the Merger and Reverse Stock Split, having the exercise period and exercise price set forth in Exhibit B hereto."

         5. Amendment to Paragraph 6. Paragraph 6 of the Stock Exchange Agreement, including the heading thereto, is hereby deleted and replaced entirely by the following:

                         "[Intentionally Omitted.]"

         6. Amendment to Paragraph 9(a). The last sentence of Paragraph 9(a) of the Stock Exchange Agreement is hereby amended to read in its entirety as follows:

                  "At the effective time of the Merger, by virtue of the Merger, and without any action on the part of AvTel or Newco or the stockholders of Newco, each share of common stock and preferred stock, and each option of AvTel issued and outstanding immediately prior to the effective time of the Merger shall by virtue of the Merger be canceled and extinguished and be converted into the right to receive one quarter of a share of common stock or preferred stock or an option to acquire one quarter of a share of common stock, as applicable, of Newco; provided, however, that Newco shall not be required to issue any fractional shares of common stock or preferred stock but instead shall be entitled to purchase any fractional shares resulting from the Merger at the fair market value thereof. This 1/4 to 1 conversion of shares is referred to herein as the "Reverse Stock Split."

         7. Amendment to Paragraph 9(b). Paragraph 9(b) of the Stock Exchange Agreement shall be deleted in its entirety.

         8. Amendments to Paragraph 12.

                  (a) The $500,000 amount set forth in the first sentence of Paragraph 12 is hereby deleted and replaced with $750,000.



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                  (b) The following clause is hereby inserted after clause
         (b) of Paragraph 12 and clauses (c), (d) and (e) of Paragraph 12 are hereby renumbered to be clauses (d), (e) and (f), respectively:

                  "(c) up to an additional $250,000 may be drawn by AvTel at any time on or after July 1, 1997 and prior to the earlier of (i) September 30, 1997, or (ii) the termination of this Agreement."

                  (c) The date "August 31, 1997" set forth in the first sentence of clause (d) of Paragraph 12 of the Stock Exchange Agreement (which after giving effect to this Amendment will become clause (e)) is hereby deleted and replaced with the date "October 31, 1997."

         9. Amendment to Paragraph 15. Clause (f) of Paragraph 15 of the Stock Exchange Agreement is hereby amended to read in its entirety as follows:

                  "Stockholders holding at least 90% of the issued and outstanding common stock of Matrix shall have executed and delivered to Matrix an Exchange Statement."

         10. Amendment to Paragraph 19. The date "July 1, 1997" set forth in the first sentence of Paragraph 19 is hereby deleted and replaced with the date "November 30, 1997", consistent with the terms of the Letter Agreement.

         11. Amendment to Schedules. Schedules I, II, and VII of the Stock Exchange Agreement are hereby deleted and replaced with Schedules I, II, and VII attached hereto.

         12. Amendment to Registration Rights Agreement. The Registration Rights Agreement included as Exhibit B to the Stock Exchange Agreement (Exhibit C after giving effect to this Agreement) is hereby amended by deleting Section 2(b) thereof.

         13. Amendment to Exhibits. Any references in the Stock Exchange Agreement to Exhibit B are hereby amended to refer to Exhibit C to the Stock Exchange Agreement and the Registration Rights Agreement previously included as Exhibit B to the Stock Exchange Agreement is hereby amended to become Exhibit C thereto. Exhibit B to the Stock Exchange Agreement shall read entirely as set forth in Exhibit B attached hereto.

        14. Effectiveness of Amendment. This Amendment shall become effective upon the execution hereof by each of the parties hereto. Except as amended hereby, the Stock Exchange Agreement shall remain in full force and effect.

       15. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the dated first above written by their duly authorized representatives.




MATRIX TELECOM, INC.                      AVTEL COMMUNICATIONS, INC.



By:______________________________         By:__________________________________
Title:___________________________         Title:_______________________________






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